Exhibit 99.1

TO BUSINESS, MEDICAL AND TECHNOLOGY EDITORS:

       Third Wave Reports Continuing Improvement in Second Quarter 2003

    MADISON, Wis., July 23 /PRNewswire-FirstCall/ -- Third Wave Technologies Inc. (Nasdaq: TWTI) today reported total revenues of $8.8 million and a net loss of $2.2 million, or ($0.05) per diluted share, for the second quarter ended June 30, 2003. The company had total revenues of $9.6 million and a net loss of $6.1 million, or ($0.16) per diluted share, for the same period of 2002.
    Third Wave's gross margin improved to 62 percent for the quarter ended June 30, 2003, up from 31 percent for the same period of 2002. Total operating expenses decreased to $11.1 million for the second quarter of 2003, from $15.5 million for the same period of 2002. The company's operating loss improved to $2.2 million for the quarter ended June 30, 2003, down from $5.9 million for the same period of 2002.
    The second quarter ended June 30, 2003, is the third consecutive quarter in which Third Wave has posted improved revenues with strong gross margins of more than 60 percent.
    Third Wave ended the second quarter with a cash balance of $56.8 million, despite an increase of $2.2 million in accounts receivable and a decrease of $500,000 in accounts payable.
    "Revenues grew and expenses declined again during the second quarter, as Third Wave continued to demonstrate improvement in its performance," said Lance Fors, Ph.D., chairman and chief executive officer of Third Wave. "Our cash burn also improved again this quarter. We believe our strong cash position will allow us to optimize our strategy as the company continues to focus on the growing clinical molecular diagnostic market."

    Conference Call
    Company management will host a conference call on Wednesday, July 23, 2003, at 10 a.m. EDT to discuss second-quarter results and ongoing corporate activities. Domestic callers should dial (877) 679-9054 and international callers should dial (952) 556-2807. The access code for both domestic and international callers is 183898. Please dial in five to 10 minutes prior to the start of conference call. A live webcast and a replay of the conference call will be available at www.twt.com . The conference call, webcast and replay are open to all interested parties.

    About Third Wave Technologies
    Third Wave Technologies is a leading provider of clinical molecular diagnostic products. Third Wave's Invader(R) technology offers a cost-effective platform that provides exceptional accuracy, scalability and ease of use. For more information about Third Wave and its products, please visit the company's website at www.twt.com .

    All statements in this news release that are not historical are forward-looking statements within the meaning of the Securities Exchange Act of 1934 as amended. Such forward-looking statements are subject to factors that could cause actual results to differ materially for Third Wave from those projected. Those factors include risks and uncertainties relating to technological approaches of Third Wave and its competitors, product development, manufacturing, market acceptance, cost and pricing of Third Wave products, dependence on collaborative partners and commercial customers, successful performance under collaborative and commercial agreements, competition, the strength of the Third Wave intellectual property, the intellectual property of others and other risk factors identified in the documents Third Wave has filed, or will file, with the Securities and Exchange Commission. Copies of the Third Wave filings with the SEC may be obtained from the SEC Internet site at www.sec.gov. Third Wave expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Third Wave's expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based. Third Wave Technologies, Invader and the Third Wave logo are trademarks of Third Wave Technologies, Inc.


                         Third Wave Technologies, Inc
                           Statement of Operations
                 (In thousands, except for per share amounts)
                                 (Unaudited)

                                      Three Months Ended    Six Months Ended
                                           June 30,             June 30,
                                       2003       2002       2003      2002
    Revenues:
      Product                         $8,515     $9,108   $16,701    $18,603
      Development                        250        427       500        803
      License & royalty                   28          0        54          0
      Grant                               24         53        54        309
                                       8,817      9,588    17,309     19,715

    Operating expenses:
      Cost of goods sold
        Product cost of goods sold     2,999      6,119     5,712     13,314
        Intangible amortization          376        483       752        965
      Total cost of goods sold         3,375      6,602     6,464     14,279

      Research and development         2,742      3,635     5,411      8,081
      Selling and marketing            2,532      2,206     4,886      4,820
      General and administrative       2,405      3,094     5,813      5,805
                                       7,679      8,935    16,110     18,706

    Total operating expenses          11,054     15,537    22,574     32,985

    Loss from operations              (2,237)    (5,949)   (5,265)   (13,270)

    Other income (expense):
      Interest income                    160        259       331        558
      Interest expense                   (92)      (317)     (184)      (672)
      Other                                8       (121)       34        (62)
                                          76       (179)      181       (176)

    Net loss                         ($2,161)   ($6,128)  ($5,084)  ($13,446)

    Net loss per share - basic
     and diluted                      ($0.05)    ($0.16)   ($0.13)    ($0.34)

    Weighted average shares
     outstanding, basic and diluted   39,699     39,446    39,632     39,413



                         Third Wave Technologies, Inc
                                Balance Sheets
                                 (Unaudited)

                                                     June 30,     December 31,
                                                       2003           2002
    Assets:
      Cash, cash equivalents, and short-term
       investments                                   $56,785        $60,315
      Other current assets                             6,093          5,531
      Equipment and leasehold improvements, net        9,671         10,923
      Intangible assets, net of amortization           6,404          7,156
      Goodwill and indefinite lived intangible
       assets                                          1,497          1,497
      Other assets                                     3,213          3,801
        Total assets                                 $83,663        $89,223

    Liabilities and shareholders' equity
      Accounts payable, accrued expenses and
       other liabilities                             $12,608        $13,462
      Deferred revenue                                   521            946
      Debt                                             9,516          9,528
      Shareholders' equity                            61,018         65,287
        Total liabilities and shareholders'
         equity                                      $83,663        $89,223

SOURCE  Third Wave Technologies Inc.
    -0-                             07/23/2003
    /CONTACT: Rod Hise, Manager, Corporate Communications of Third Wave Technologies Inc., +1-608-663-4010, rhise@twt.com /
    /Web site:  http://www.twt.com /
    (TWTI)